Exhibit 99.1

IHT HOTEL PROFIT GROWS; CLEAN ENERGY PROTOTYPE APPROACHES; NYSE PLAN APPROVED

Phoenix, AZ, February 2, 2022 - InnSuites Hospitality Trust (NYSE American: IHT) hotel operations continue to perform substantially better Fiscal Year to Date for the first eleven months of Fiscal Year 2022, and is closing the year strong. Consolidated Net Income for the first three Fiscal Quarters was approximately $390,000, which is an increase in excess of $2.7 million compared to the first three quarters of Fiscal Year 2021. Earnings Per Share for the first three Fiscal Quarters based on this Consolidated Net Income amount were $0.04, up from prior year loss of ($0.26). Additionally, The First Three Quarters of Fiscal 2022 (February 1, 2021-October 31, 2021), profits far exceed their pre-Covid counterparts of Fiscal Year 2020 and Fiscal Year 2019 by over $1.3 million each year.

UniGen Power, Inc., IHT’s efficient clean energy innovation diversification investment targets its first prototype under development since January 2020, to be in operation during 2022 second calendar Quarter (April-June 2022).

On November 15, 2021, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE American informing the Trust that the staff of the NYSE American’s Corporate Compliance Department had determined that the Trust is not in compliance with Sections 1003(a)(ii and iii) of the NYSE American Company Guide due to the Trust having stockholders’ equity of less than $4.0 million, and $6.0 million, respectively, and net losses from continuing operations in its five most recent fiscal years ended January 31, 2021.

The NYSE American’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by December 15, 2021, which IHT has completed, addressing how it intends to regain compliance with the NYSE American’s continued listing standards within the maximum potential 18-month plan period available (the “Plan Period”). Elements of the compliance plan include the increased investment in clean energy UniGen Power, Inc. (UniGen), with IHT potentially holding up to an approximate 25% ownership stake in UniGen, at a time when UniGen profits begin to materialize, sale of one or more of its assets (Management believes IHT hotels have a much lower book value than market value), sale of additional Trust stock at market value, anticipated and continuation of the current operational upward current trends in hotel gross operating profits., as well as additional steps toward full compliance.

On January 28, 2022, the NYSE American informed the Trust it has accepted the proposed Plan submitted, and granted the Plan Period through May 15, 2023.

The Trust continues to monitor its stockholders’ equity and is reviewing potential actions that can and are being taken to increase its stockholders’ equity to attain and maintain compliance with the NYSE American’s listing standards.

Said James Wirth President, CEO, and IHT Board Chairman:

“IHT hotel profits continue their strong rebound to levels higher than previous pre-Covid comparable periods, as IHT continues to execute our strategic plan of maximizing current hotel operating profits while moving toward IHT’s high profit potential diversification investment in the efficient, clean-energy power generation UniGen innovation.”

“IHT Management has long believed, as indicated in past IHT SEC Filings, that the investor community continues to value IHT well below its true underlying value (both real estate equity/hotel operations, and clean energy opportunity potential).”

Fiscal Year 2022 extended IHT’s uninterrupted, continuous annual dividends to 52 years, since 1971.

For more information, visit www.innsuitestrust.com and www.innsuites.com.

Forward-Looking Statements

With the exception of historical information, matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. All statements regarding IHT’s review and exploration of potential strategic, operational and structural alternatives and expected associated costs and benefits are forward-looking. Actual developments and business decisions may differ materially from those expressed or implied by such forward-looking statements. Important factors, among others, that could cause IHT’s actual results and future actions to differ materially from those described in forward-looking statements include the uncertain outcome, impact, effects and results of IHT’s review of strategic, operational and structural alternatives, IHT’s success in finding potential qualified purchasers for its hospitality real estate, or a reverse merger partner, the success of and timing of the UniGen clean energy innovation, the continuation of semi-annual dividends in the year(s) ahead, and other risks discussed in IHT’s SEC filings. IHT expressly disclaims any obligation to update any forward-looking statement contained in this news release to reflect events or circumstances that may arise after the date hereof, all of which are expressly qualified by the foregoing, other than as required by applicable law.

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

INNSUITES HOTEL CENTRE

1730 E. NORTHERN AVENUE, #122

Phoenix, Arizona 85020

Phone: 602-944-1500